Exhibit 1

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers’ ID (CNPJ/MF) No. 76.535.764/0001-43

Company Registry (NIRE) No. 33.30029520-8

Publicly – Held Company

MINUTES OF THE ANNUAL AND EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING

(Written up summarily, in accordance with

paragraph 1 of Article 130 of the Law No. 6,404/76)

1.               Date, time and place: April 26th, 2019, at 11:00 a.m., at the headquarters of Oi S.A – In Judicial Reorganization (the “Company”), located at Rua do Lavradio, No. 71, Center, in the City and State of Rio de Janeiro.

2.               Agenda: At the Annual General Shareholders’ Meeting: (1) To analyze the management accounts, examine, discuss and vote on the financial statements related to the fiscal year ended December 31, 2018; (2) To deliberate on the allocation of the results of the fiscal year ended December 31, 2018; (3) To establish the annual global amount of compensation for Management and members of the Company’s Fiscal Council; and (4) To elect the members of the Fiscal Council and their respective alternates. At the Extraordinary General Meeting: (5) To deliberate about the amendment and consolidation of the Bylaws with the purpose of converting the Audit, Risk, and Control Committee into a Statutory Audit Committees and to assign its members all of the functions of an audit committee currently exercised by the Fiscal Council, in compliance with applicable U.S. regulations; (6) To approve the Long-Term Incentive Plan based on the shares issued by the Company for Executives; (7) To approve the Long-Term Incentive Plan based on shares issued by the Company for the members of the Board of Directors; (8) To approve the Company’s Loss Replacement Policy, which provides the rules, limits and procedures applicable to the indemnity agreements to be entered into by the Company and its direct and indirect subsidiaries, and their Directors, Officers and employees covered by the Policy, duly supported by the template indemnity agreement to be entered into with each beneficiary; (9) Ratification of all acts performed by the Company’s management in the scope of Judicial Reorganization.

3.               Call Notice: Call Notice published in the Official Gazette of Rio de Janeiro State, Part V, issues dated March 27, 2019, page 107; April 28, 2019, page 73; and April 29, 2019, page 288; and in the newspaper Jornal Valor Econômico – National Edition, in the issues dated March 27, 2019, page B6; March 28, 2019, page B9; and

March 29, 2019, page B11, pursuant to the Head and Paragraph 1 of Article 124 of Law No. 6,404/76.

3.1.          All the documents and information in connection to Agenda were made available to the shareholders on March 27, 2019, pursuant to Article 133 of the Brazilian Law of Corporations and CVM Instruction No. 481/09 (“CVM Instruction 481”).

4.               Attendance: Attending the Meeting in person at the Company’s headquarters or through remote voting, pursuant to the terms of the Sole Paragraph of Article 121, of Law 6404/76 and of CVM Instruction 481, were shareholders representing 82.09% of common shares and 80.74% of the Capital Stock of the Company, as evidence (i) by the signatures in the “Shareholders’ Attendance Book” and (ii) by valid remote voting ballots, received directly by the Company, pursuant to CVM Instruction 481, according to the consolidated summary voting statement disclosed by the Company on April 24 and 25, 2019. Also in attendance were Eleazar de Carvalho Filho, Chairman of the Company’s Board Directors; Eurico de Jesus Teles Neto, Chief Executive Officer and Chief Legal Officer; Carlos Augusto Machado Pereira de Almeida Brandão, Chief Financial Officer and Investor Relations Officer; José Cláudio Moreira Gonçalves, Executive Officer with no specific designation; Bernardo Kos Winik, Executive Officer with no specific designation in the position of Commercial Executive Officer; Silvio Almeida, Chief Administrative and Financial Officer Arthur José Lavatori Correa, Director of Corporate Law and Securities, as well as Daniela Maluf Pfeiffer, Fiscal Council member. Also present at the meeting were Gustavo Pereira and Esmir Oliveira representatives of BDO Auditores Independentes; as well as Marcelo Lucena and Delcimara Rolim Mendes da Silva, both employees of the National Telecommunications Agency - Anatel.

5.               Board: Following the verification of legal quorum, and in accordance with the provisions set forth in Article 15 of the Company’s Bylaws, the Meeting was opened by Eleazar de Carvalho Filho, whom appointed Rafael Padilha Calabria as secretary.

6.               Resolutions: After the reading of the consolidated summary voting chart, including the votes cast through remote voting reports, considering the most recent shareholdings included in the Company’s book, which was available for consultation by the attending shareholders, pursuant to paragraph 4 of Article 21-W of CVM Instruction 481, the First Secretary clarified that the preferred shares shall bear voting rights on the matters to be resolved by the Meeting, pursuant to Paragraph 3, of Article 12 of the Company’s Bylaws and Paragraph 1 of Article 111 of the Brazilian Law of Corporations. The First Secretary noted that, pursuant to Paragraph 1 of Article 20 of the Bylaws, the minutes will be drawn up in the form of a summary of the facts,

This page is an integral part of the Minutes of the Annual and Extraordinary General Shareholders’ Meeting of Oi S.A – In Judicial Reorganization, held on April 26, 2019, at 11:00 a.m.

including dissents and protests, and will contain only the transcription of the deliberations taken, observing the conditions indicated in items “a” and “b” of paragraph 1 of Article 130 of the Law 6,404/76. Those attending the Meeting unanimously waived the reading of the matters of the Agenda of this Meeting and related documents.

At the General Shareholders’ Meeting:

6.1            Regarding item i of the Agenda, the following were ratified by a majority after a discussion: Management’s accounts and the Management Report, the Balance Sheet and the other Financial Statements, together with the Independent Auditor’s Report and the Fiscal Council’s opinion, related to the fiscal year ended December 31, 2018. 2,484,368,020 votes were cast in favor, representing 99.98% of the valid votes, 388,147 votes were cast against and the holders of 2,321,242,547 shares abstained.

6.2            Regarding item ii of the Agenda, the following was ratified by a majority after a discussion: the proposed allocation of net income for the year ended December 31, of twenty-four billion, five hundred ninety-one million, one hundred thirty-nine thousand, nine hundred sixty-eight reais and ninety-seven cents (R$24,591,139,968.97), to be designated for absorption into the Accumulated Loss Account. 2,531,079,518 votes were cast in favor, representing 99.98% of the valid votes, 388,994 votes were cast against and the holders of 2,274,530,202 shares abstained.

6.3            Regarding item iii of the Agenda, the following were ratified by a majority after a discussion: Management’s proposal for the determination of the annual global allocation of the Management and Fiscal Council for 2019, as follows: (iii.1) global annual compensation for the Company’s Board of Directors, in the amount of up to fourteen million, six hundred seventy-five thousand, two hundred sixty-seven reais and twenty cents (R$14,675 .267.20), including fees, long-term incentive based on shares and respective social charges; (iii.2) global annual compensation for the Company’s Executives, in the total amount of up to forty-three million, nine hundred ninety-three thousand, six hundred sixty-eight reais and thirty-two cents (R$43,993,668.32), including fixed compensation, executive bonus, long-term share-based incentives, executive retention, benefits and related social charges; and (iii.3) annual global amount for the Fiscal Council, in the minimum amount pursuant the third paragraph of Article 162 of Law No. 6,404/76. 2,529,765,603 votes were cast in favor, representing 99.27% of the valid votes, 18,553,383 votes were cast against and the holders of 2,257,679,728 shares abstained.

6.4            Regarding item iv of the Agenda, there was an initial request for a separate election of the Fiscal Council members by holders of preferred shares present at the

This page is an integral part of the Minutes of the Annual and Extraordinary General Shareholders’ Meeting of Oi S.A – In Judicial Reorganization, held on April 26, 2019, at 11:00 a.m.

meeting, according to article 161, paragraph 4 of the Corporations Law, requested by the shareholders of Tempo Capital Principal Fundo de Investimento de Ações. Tempo Capital Principal Fundo de Investimento de Ações proposed Raphael Manhães Martins as a candidate to be an effective member of the Company’s Fiscal Council, and Domenica Einstein Noronha as his alternate. The shareholder Bratel S.A.R.L proposed Marcelo Curti as a candidate to be an effective member, and Luiz Fernando Ferraz de Resende as his alternate. Presented this matter for voting, the election was, by separate vote, 8,151,551 preferred shares voted in favor of the effective member and his respective alternate proposed by Tempo Capital Principal Fundo de Investimento de Ações to compose the Fiscal Council, with a term until the General Shareholders’ Meeting to be held in 2020: Raphael Manhães Martins, Brazilian, single, attorney, enrolled with the tax authority under CPF/MF No. 096.952.607-56, bearer of OAB/RJ No. 147.187, with an address at Rua Araújo Porto Alegre, No. 36 Room 1102, Rio de Janeiro – RJ, as effective member and Domenica Eisenstein, Brazilian, single, manager, bearer of Identity Card (IFP/RJ) No. 111310256, and enrolled with the tax authority under CPF/MF No. 090.448.297-93, with an address at Rua do Carmo, No. 8, Room 502, Rio de Janeiro – RJ, as his alternate. Following the election, by a vote of 2,811,882,772 votes in favor, representing 98.81% of the a valid votes; 33,736,123 votes in opposition and the abstention of holders of 1,960,379,819 shares, the following members and respective alternates for the Fiscal Council, with a mandate until the Ordinary General Shareholders Meeting to be held in 2020, were approved: (1) as effective member, Pedro Wagner Pereira Coelho, Brazilian, married, manager, bearer of Identity Card (SSP/SP) No. 54.440.419-1, and enrolled with the tax authority under CPF/MF No. 258.318.957-34, with a commercial address at Professor Alexandre Correia, 219 – apt 51, Vila Gertrudes, São Paulo - SP, CEP 05657-230, with alternate member Patricia Valente Stierli, Brazilian, divorced, manager, bearer of Identity Card (SSP/SP) No. 4589089, and enrolled with the tax authority under CPF/MF No. 010.551.368-78, with a residential address at Rua Itacema, No. 246, Apt. 32 ITAIM, São Paulo – SP, CEP: 04530-050;; (2) as effective member, Álvaro Bandeira, Brazilian, divorced, economist, bearer of Identity Card (CNH) No. 0012211905, and enrolled with the tax authority under CPF/MF No. 266.839.707-34, with a commercial address at Praia de Botafogo, 501, sixth floor, Pão de Açúcar tower, Rio de Janeiro – RJ, CEP: 22250-040, with alternate member Wiliam da Cruz Leal, Brazilian, divorced, consultant, bearer of Identity Card No. 13.184.281-7, and enrolled with the tax authority under CPF/MF No. 245.579.516-00, with a commercial address at Estrada de Camorim, 205 / Block 6 / Apt. 208, Jacarepaguá, Rio de Janeiro – RJ, (3) as effective member, Daniela Maluf Pfeiffer, Brazilian, divorced, manager, bearer of Identity Card (Detran-RJ) No. 08046911-7, and enrolled with the tax authority under CPF/MF No. 018.613.777-03, with a residential address at Av. Alda Garrido, 408/apt. 102, Barra da Tijuca, Rio de Janeiro – RJ, with alternate member Luiz Fernando Nogueira, Brazilian, married, economist, bearer of Identity Card (IFP/RJ) No. 06.314.868-8, and

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enrolled with the tax authority under CPF/MF No. 001.214.657-99, with a commercial address at Av. Rio Branco, n.º 181, sala 2503, Centro, Rio de Janeiro – RJ, CEP:  20040-007. It was declared that none of the elected persons were under legal restrictions or impediments which could prevent them from assuming their role.

At the Extraordinary General Meeting:

6.5            Regarding item v of the Agenda, the following were ratified by a majority after a discussion: the amendment and consolidation of the Company’s Bylaws, with the alteration of Article 32 of the Bylaws, with the purpose of converting the Audit, Risk, and Control Committee into a Committee as set out in the Company’s Bylaws and to assign its members all of the functions of an audit committee currently exercised by the Fiscal Council, in compliance with applicable U.S. regulations. 2,454,667,490 votes were cast in favor, representing 98.11% of the valid votes, 47,388,980 votes were cast against and the holders of 2,303,942,244 shares abstained. It was recorded that the proposed amendments were submitted to shareholders at the convening of this Meeting and that the consolidated Bylaws will be available on the Company’s Investors Relations page (www.oi.com.br/ri), as well as on the website of the Brazilian Securities Commission (“CVM”) (www.cvm.gov.br), and at B3 S.A. – Brasil, Bolsa, Balcão (“B3”) (http://www.bmfbovespa.com.br/), with the purpose of examination by the Shareholders. Pursuant to the deliberations hereby approved, Article 32 of the Company’s Bylaws shall come into effect as follows:

6.6            “Article 32 - The Company shalll have an Audit, Risks and Controls Committee (“CARC”), an advisory body, directly linked to the Board of Directors, which may also create other Committees, appointing their respective members from among the members of the Board of Directors.

Paragraph 1 - The CARC shall have its own Internal Regulations, approved by the Board of Directors, which shall describe in detail all functions, admissibility and independence requirements, competencies and operational procedures of the CARC.

Paragraph 2 - The CARC shall function permanently and shall be composed of a minimum of three (3) and at maximum five (5) members, all independent members as defined in the Company´s Bylaws, appointed by the Board of Directors, for a two year-term, which will coincide with the term of office of the members of the Board of Directors.

Paragraph 3 - The other Committees created by the Board of Directors shall have their objectives and competencies defined by the Board of Directors, and shall be composed of a minimun of three (3) and at maximumt five (5) members and shall always have a majority composed of Directors of the Company.

Paragraph 4 – No employees or Company Officers may be appointed as members of any Committee.

This page is an integral part of the Minutes of the Annual and Extraordinary General Shareholders’ Meeting of Oi S.A – In Judicial Reorganization, held on April 26, 2019, at 11:00 a.m.

Paragraph 5 - Except about CARC, whenever the duties of a particular Committee require, the Board of Directors may appoint external expert(s) as member(s) of such Committee, provided that he or she is well-recognized for his or her technical qualification and experience in matters subject to the Committee, selected through a process organized by the Company. The external member of the Committee shall be subject to the same duties and responsibilities as the Board Members, within the scope of their actions in the respective Committee.”

6.7            Before the deliberations on items vi and vii of the Agenda were initiated, in response to the decision rendered to the Judicial Reorganization Court in case No. 0203711-65.2016.8.19.0001, the Chairman read the decision in full and the opinion of the 1st Public Prosecutor’s Office of the state of Rio de Janeiro regarding the proposal presented by the Company in relation to the compensation of the Board. Following the reading, the Chairman stated that, in light of the opinion of the Public Prosecutor’s Office and the judicial decision that were read, the Board of Director, upon acknowledging them, decided that the matters contained in items vi and vii of the Meeting Agenda, regarding to the opinion of the Public Prosecutor’s Office and the judicial decision, shall provide all necessary information and clarification to the Public Prosecutor’s Office and the Judicial Reorganization Court and that such matters will only be implemented after a new judicial decision is rendered.

6.8            Regarding item vi of the Agenda, the following was ratified by a majority after a discussion: the Long-Term Incentive Plan based on shares issue from the Company to Executives for the period between 2019 and 2021, whose format and conditions were previously submitted to the shareholders for the convening of this Meeting. 2,777,388,954 votes were cast in favor, representing 94.13% of the valid votes, 173,272,576 votes were cast against and the holders of 1,855,337,184 shares abstained.

6.9            Regarding item vii of the Agenda, the following was ratified by a majority after a discussion: the Long-Term Incentive Plan based on shares issue from the Company to the members of the Board of Directors for the period between 2019 and 2021, whose format and conditions were previously submitted to the shareholders for the convening of this Meeting. 2,767,135,892 votes were cast in favor, representing 84.74% of the valid votes, 498,185,985 votes were cast against and the holders of 1,540,676,837 shares abstained.

6.10        Regarding item viii of the Agenda, the following was ratified by a majority after a discussion: the Company’s new Loss Replacement Policy, which establishes procedures that should govern the indemnity agreements to be entered into by the Company and its direct and indirect subsidiaries, with its administrators and other members that may be contemplated by the new Policy, as well as the model of the

This page is an integral part of the Minutes of the Annual and Extraordinary General Shareholders’ Meeting of Oi S.A – In Judicial Reorganization, held on April 26, 2019, at 11:00 a.m.

Indemnity Contract to be entered into with each new beneficiary. 2,186,285,790 votes were cast in favor, representing 87.40% of the valid votes, 315,184,572 votes were cast against and the holders of 2,304,528,352 shares abstained. It was recorded that the new Policy and the model of the Indemnity Contract were previously submitted to the shareholders for the convening of this Meeting.

6.11        Regarding item ix of the Agenda, the following was ratified by a majority after a discussion: all the acts practiced by the Company’s Board Directors in the scope of Judicial Recovery. 2,557,386,318 votes were cast in favor, representing 94.30% of the valid votes, 154,467,566 votes were cast against and the holders of 2,094,144,830 shares abstained.

7.               Dissenting votes, Manifestations and Abstentions: votes against, manifestations and abstentions were received and registered and submitted to the board and shall remain filed with the Company.

8.               Closing: with nothing further to discuss, the meeting was adjourned for the drawing up of these minutes. Once read, the minutes were approved by the shareholders representing the required quorum for approval of the above resolutions.

Rio de Janeiro, April 26, 2019.

Signatures:

Board:

ELEAZAR DE CARVALHO FILHO – Chairman of the Board

Rafael Padilha Calábria – Secretary

This page is an integral part of the Minutes of the Annual and Extraordinary General Shareholders’ Meeting of Oi S.A – In Judicial Reorganization, held on April 26, 2019, at 11:00 a.m.

Shareholders:

Eurico de Jesus Teles Neto

Rafael Padilha Calabria

Felipe Guimarães Rosa Bon

Clarisse Mello Machado Schlieckmann

Ana Tereza Basílio

Paulo Penalva Santos

THE BANK OF NEW YORK ADR DEPARTMENT (represented by Daniel Alves Ferreira)

BRATEL S.A.R.L (represented by Victor Guita Campinho and Fernanda Cirne Montorfano)

This page is an integral part of the Minutes of the Annual and Extraordinary General Shareholders’ Meeting of Oi S.A – In Judicial Reorganization, held on April 26, 2019, at 11:00 a.m.

MUTA FIM IE CREDITO PRIVADO; JGP WM MASTER FIM IE CREDITO PRIVADO; JGP MAX MASTER FUNDO DE INVESTIMENTO MULTIMERCADO; JGP HEDGE MASTER FUNDO DE INVESTIMENTO MULTIMERCADO; JGP LONG ONLY INSTITUCIONAL FIA; JGP LONG ONLY MASTER FUNDO DE INVESTIMENTO EM ACOES; JGP EQUITY EXPLORER MASTER FIA; HAMBURGO FUNDO DE INVEST MULTIMERCADO CREDITO PRIVADO; FIM SANTA CRISTINA IE CREDITO PRIVADO; JGP LONG ONLY INSTITUCIONAL 60 FIA; JGP EQUITY EXPLORER MASTER FIM; JGP STRATEGY MASTER FUNDO DE INVESTIMENTO MULTIMERCADO; GERDAU PREVIDENCIA FUNDO DE INVESTIMENTO EM ACOES 04; FIA SABESPREV JGP INSTITUCIONAL BDR NIVEL; FCOPEL FUNDO DE INVESTIMENTO EM ACOES; ITCA MULTIMERCADO CREDITO PRIVADO - FUNDO DE INVESTIMENTO; FIA GRUMARI; JGP SULAMERICA FI MULTIMERCADO CREDITO PRIVADO; OURO BRANCO MULTIMERCADO CREDITO PRIVADO - F DE INVESTIMENTO (represented by Marcelo Mollica Jourdan)

FORD MOTOR CO DEFINED BENEF MASTER TRUST; FORD MOTOR COMPANY OF CANADA, L PENSION TRUST; LOCKHEED MARTIN CORP MASTER RETIREMENT TRUST; INTERNATIONAL BANK FOR RECONSTRUCTION AND DEVELOPMENT, A T F S R P A T/RET STAFF BEN PLAN AND TRUST; DREYFUS INVESTMENT FUNDS - DIVERSIFIED EMERGING MA; SPDR SP EMERGING MARKETS SMALL CAP ETF; USAA EMERGING MARKETS FUND; BLACKROCK LATIN AMERICA FUND INC; CIBC LATIN AMERICAN FUND; GOTHIC CORPORATION; GOTHIC HSP CORPORATION; ADVANCED SERIES TRUST - AST PARAMETRIC EME PORTFOL; GOTHIC ERP, LLC; FIRST TRUST EMERGING MARKETS SMALL CAP ALPHADEX FU; KIEGER FUND I - KIEGER GLOBAL EQUITY FUND; SUNSUPER SUPERANNUATION FUND; EMPLOYEES RET SYSTEM OF THE STATE OF HAWAII; AXA IM GLOBAL EMERGING MARKETS SMALL CAP FUND, LLC; WISDOMTREE EMERGING MARKETS EX-STATE-OWNED ENTERPR; LVS III LP; PIMCO GLOBAL CREDIT OPPORTUNITY MASTER FUND LDC; LVS II LLC; FIDELITY SALEM STREET TRUST: FIDELITY ZERO

This page is an integral part of the Minutes of the Annual and Extraordinary General Shareholders’ Meeting of Oi S.A – In Judicial Reorganization, held on April 26, 2019, at 11:00 a.m.

INTERNA; MULTIMIX WHOSALE INTERNATIONAL SHARES TRUST; SPDR S&P EMERGING MARKETS SMALL CAP ETF; AQUILA EMERGING MARKETS FUND; BLACKROCK ADVANTAGE GLOBAL FUND, INC.; BLACKROCK GLOBAL FUNDS; BLACKROCK LATIN AMERICAN INVESTMENT TRUST PLC; BLACKROCK STRATEGIC FUNDS - BLACKROCK SYSTEMATIC GLOBAL EQUITY FUND; CC&L Q GLOBAL EQUITY MARKET NEUTRAL MASTER FUND LTD.; CHARITABLE INTERNATIONAL EQUITY FUND; CITI RETIREMENT SAVINGS PLAN; COMMONFUND STRATEGIC DIRECT SERIES LLC - CF TT INTERNATIONAL, EMERGING MARKET SERIES; DREYFUS INTERNATIONAL FUNDS, INC. - DREYFUS EMERGING MARKETS FUND; INVESCO STRATEGIC EMERGING MARKETS ETF; JANA EMERGING MARKETS SHARE TRUST; LEGAL AND GENERAL ASSURANCE (PENSIONS MANAGEMENT) LTD.; PIMCO TACTICAL OPPORTUNITIES MASTER FUND LTD.; SYMMETRY EAFE EQUITY FUND; TT EM UNCONSTRAINED OPPORTUNITIES FUND LIMITED; TT EMERGING MARKETS EQUITY FUND (THE FUND), A SUB-FUND OF TT INTERNATIONAL FUNDS PLC (THE COMPANY); TT EMERGING MARKETS OPPORTUNITIES FUND II LIMITED; TT EMERGING MARKETS OPPORTUNITIES FUND LIMITED; TT HORIZON EQUITY FUND A SUB FUND OF TT INTERNATIONAL FUNDS PLC; VARIABLE INSURANCE PRODUCTS FUND II: INTERNATIONAL INDEX PORTFOLIO; VICTORIAN FUNDS MANAGEMENT CORPORATION AS TRUSTEE FOR VFM EMERGING MARKETS TRUST; RUSSELL INVESTMENT COMPANY EMERGING MARKETS FUND; RUSSELL INVESTMENT COMPANY PUBLIC LIMITED COMPANY; RUSSELL TR COMPANY COMMINGLED E.B.F.T.R.L.D.I.S; THE DUKE ENDOWMENT; VANDERBILT UNIVERSITY; CC&L Q GLOBAL EQUITY MARKET NEUTRAL MASTER FUND LTD. (represented by Daniel Alves Ferreira)

TEMPO CAPITAL PRINCIPAL FUNDO DE INVESTIMENT; VIC DTVM S/A; VICTOR ADLER; ANTONIA CLIUCY PIRES CHAVES; ROSANE MORAES COUTINHO DE OLIVEIRA; RABO DE PEIXE TRANSP. SERV. MARITIMOS E EMPR TURIST LTDA; EDUARDO PANTALEAO BAUMEIER (represented by Guilherme Panisset Barreto Bernardes); NUEVO SUMATRA ACOES FDO DE INVESTIMENTO; YF FUNDO DE INVESTIMENTO EM AOES; ULTRA PERFORMANCE CTM FUNDO DE IMVESTIMENTO EM ACOES; CTM ESTRATEGIA FUNDO DE INVESTIMENTO EM ACOES (represented by Daniel Vinicius Alberini Schrickte)

This page is an integral part of the Minutes of the Annual and Extraordinary General Shareholders’ Meeting of Oi S.A – In Judicial Reorganization, held on April 26, 2019, at 11:00 a.m.

FABRICIO PERICLES AMCHADO SILVA

JOANA GOMES BAPTISTA BONTEMPO

FABRÍCIO PERICLES MACHADO SILVA

GIULIANO COLOMBO

GOLDENTREE ASSET MANAGEMENT LUX S.A.R.L. (represented by Daniel Alves Ferreira)

Shareholders that exercised their right to distance voting:  COX MASTER FUNDO DE INVESTIMENTO DE AÇÕES; e CLARI FUNDO DE INVESTIMENTO EM AÇÕES.

This page is an integral part of the Minutes of the Annual and Extraordinary General Shareholders’ Meeting of Oi S.A – In Judicial Reorganization, held on April 26, 2019, at 11:00 a.m.